Bermuda Office

Appleby (Bermuda)

Limited

Canon’s Court

22 Victoria Street

PO Box HM 1179

Hamilton HM EX

Bermuda

Tel +1 441 295 2244

Fax +1 441 292 8666

applebyglobal.com

Appleby (Bermuda) Limited (the Legal Practice) is a limited liability company incorporated in Bermuda and approved and recognised under the Bermuda Bar (Professional Companies) Rules 2009. “Partner” is a title referring to a director, shareholder or an employee of the Legal Practice. A list of such persons can be obtained from your relationship partner.

Exhibit 5.2

Brookfield Infrastructure Partners L.P. 73 Front Street Hamilton Bermuda HM 11	Email clangley@applebyglobal.com Direct Dial +1 441 298 3202

Appleby Ref
457334.0001

By Email and Courier
23 June 2023

Ladies and Gentlemen

Brookfield Infrastructure Partners L.P.

We have acted as legal advisers as to matters of Bermuda law to Brookfield Infrastructure Partners L.P., an exempted limited partnership organized under the laws of the Islands of Bermuda (Partnership). We have been requested to render this opinion in connection with the filing by the Partnership of:

1.

a shelf registration statement on Form F-4 dated as of 22 May 2023 (as may be amended, the Registration Statement) filed with the Securities and Exchange Commission (SEC) pursuant to the U.S. Securities Act of 1933, as amended (Securities Act), relating to the issuance by the Partnership or the delivery by the selling unitholder named therein from time to time of the Partnership’s limited partnership units (Units), in each case, in connection with the exchange, redemption or acquisition, as applicable, from time to time of class A exchangeable subordinate voting shares (Class A Shares) of Brookfield Infrastructure Corporation; and

2.	the prospectus, dated as of 22 May 2023, contained in the Registration Statement (as may be amended, the Prospectus).

For the purposes of this opinion we have examined and relied upon the documents listed (which in some cases, are also defined) in the Schedule to this opinion (Documents).

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ASSUMPTIONS

In stating our opinion we have assumed:

1.

the authenticity, accuracy and completeness of all Documents submitted to us as originals and the conformity to authentic original Documents of all Documents submitted to us as certified, conformed, notarised or photostatic copies;

2.	the genuineness of all signatures on the Documents;

3.	the authority, capacity and power of persons signing the Documents;

4.	that any representation, warranty or statement of fact or law, other than the laws of Bermuda made in any of the Documents, is true, accurate and complete;

5.	that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would have any implication in relation to the opinions expressed herein;

6.

that there are no provisions of the laws or regulations of any jurisdiction other than Bermuda which would be contravened by any actions taken by the Partnership in connection with the Registration Statement or which would have any implication in relation to the opinion expressed herein and that, in so far as any obligation under, or action to be taken under, the Registration Statement is required to be performed or taken in any jurisdiction outside Bermuda, the performance of such obligation or the taking of such action will constitute a valid and binding obligation of each of the parties thereto under the laws of that jurisdiction and will not be illegal by virtue of the laws of that jurisdiction;

7.

the accuracy, completeness and currency of the records and filing systems maintained at the public offices where we have searched or enquired or have caused searches or enquiries to be conducted, that such search and enquiry did not fail to disclose any information which had been filed with or delivered to the relevant body but had not been processed at the time when the search was conducted and the enquiries were made, and that the information disclosed by the Company and Partnership Searches and the Litigation Search is accurate and complete in all respects and such information has not been materially altered since the date and time of the Company and Partnership Searches and the Litigation Search;

8.

any amendment to the Registration Statement and the Prospectus is properly authorized by the Partnership and the terms and transactions contemplated by any such amendment adopted would not be inconsistent with the Resolutions and the terms and transactions contemplated by the Prospectus and the Registration Statement as of the date hereof;

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9.

that there are no matters of fact or law (other than matters of Bermuda law) affecting the enforceability of the Partnership Constitutional Documents that have arisen since the execution of the Partnership Constitutional Documents, as applicable, which would affect the opinions expressed herein; and

10.	that none of the parties to the Documents carries on investment business in or from Bermuda (as defined in section 4 of the Investment Business Act 2003).

OPINION

Based upon and subject to the foregoing and subject to the reservations set out below and to any matters not disclosed to us, we are of the opinion that:

1.

The Partnership is an exempted limited partnership established and existing under the laws of Bermuda. The Partnership possesses the capacity to sue and be sued in its own name and is in good standing under the laws of Bermuda. All suits in respect of the business of the Partnership shall be prosecuted by and against the general partner(s) of the Partnership.

2.

When duly authorized, allotted, issued and fully paid for pursuant to the terms of the Resolutions and in accordance with the terms and conditions referred to or summarized in the Prospectus, the Registration Statement (including any documents incorporated by reference therein) and the Constitutional Documents, the Units to be issued by the Partnership upon exchange, redemption or acquisition, as applicable, of Class A Shares will be validly issued, fully paid and non-assessable units of the Partnership.

RESERVATIONS

We have the following reservations:

1.

We express no opinion as to any law other than Bermuda law and none of the opinions expressed herein relates to compliance with or matters governed by the laws of any jurisdiction except Bermuda. This opinion is limited to Bermuda law as applied by the courts of Bermuda at the date hereof.

2.

Where an obligation is to be performed in a jurisdiction other than Bermuda, the courts of Bermuda may refuse to enforce it to the extent that such performance would be illegal under the laws of, or contrary to public policy of such other jurisdiction.

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3.

Any reference in this opinion to Units being “non-assessable” shall mean, in relation to fully-paid Units of the Partnership and subject to any contrary provision in any agreement in writing between the Partnership and the holder of Units, that: no holder shall be obliged to contribute further amounts to the capital of the Partnership, either in order to complete payment for their Units, to satisfy claims of creditors of the Partnership, or otherwise.

4.	The Limited Partnership Act 1883 (the Act) provides that a limited partner shall be liable as a general partner if he takes part in the management of the partnership.

5.

A limited partner is liable to the Partnership, or to its creditors, for any amount in respect of such limited partner’s contribution to the Partnership to the extent such contribution has not been contributed in full, or to the extent such contribution is either released or returned to the limited partner contrary to the restrictions on reductions of capital contained in the Act.

6.

A limited partner is liable for damages on account of misrepresentation in respect of false statements contained in the certificate of limited partnership, any supplementary certificates or certificate of cancellation in respect of the Partnership, to the extent a limited partner signed such certificate, or caused another to sign it on his/her behalf, and knew such statement to be false at the time of signature.

7.

Every partner of the Partnership who is guilty of any fraud in the affairs of the Partnership shall be liable civilly to the party injured to the extent of his damage and shall be liable for penalties applicable to offences committed against the Act.

8.

With respect to opinion 2, we have relied upon statements and representations made to us in the Officer’s Certificate provided to us by an authorised officer of the Company for the purposes of this opinion. We have made no independent verification of the matters referred to in the Officer’s Certificate, and we qualify such opinions to the extent that the statements or representations made in the Officer’s Certificate are not accurate in any respect.

9.

In opinion paragraph 1, the term ‘good standing’ means only that the Partnership has received a Certificate of Compliance from the Registrar of Companies in Hamilton, Bermuda which confirms that it has neither failed to make any filing with any Bermuda governmental authority nor to pay any Bermuda government fee or tax.

10.

Searches of the Register of Companies at the office of the Registrar of Companies are not conclusive and it should be noted that the Register of Companies and the Supreme Court Causes Book do not reveal:

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10.1

details of matters which have been lodged for filing or registration which as a matter of best practice of the Registrar of Companies or the Registry of the Supreme Court would have or should have been disclosed on the public file, the Causes Book or the Judgment Book, as the case may be, but for whatever reason have not actually been filed or registered or are not disclosed or which, notwithstanding filing or registration, at the date and time the search is concluded are for whatever reason not disclosed or do not appear on the public file, the Causes Book or Judgment Book;

10.2

details of matters which should have been lodged for filing or registration at the Registrar of Companies or the Registry of the Supreme Court but have not been lodged for filing or registration at the date the search is concluded;

10.3

whether an application to the Supreme Court for a winding-up petition or for the appointment of a receiver or manager has been prepared but not yet been presented or has been presented but does not appear in the Causes Book at the date and time the search is concluded;

10.4	whether any arbitration or administrative proceedings are pending or whether any proceedings are threatened, or whether any arbitrator has been appointed; or

10.5

whether a receiver or manager has been appointed privately pursuant to the provisions of a debenture or other security, unless notice of the fact has been entered in the Register of Charges in accordance with the provisions of the Companies Act 1981.

11.

In order to issue this opinion we have remotely received the Company and Partnership Searches as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such searches.

12.	In order to issue this opinion we have carried out the Litigation Search as referred to in the Schedule and have not enquired as to whether there has been any change since the date of such search.

DISCLOSURE

This opinion is addressed to you in connection with the registration of the Units with the SEC and is not to be used, quoted or relied upon for any other purpose. We consent to the filing of this opinion as an exhibit to the Registration Statement of the Partnership and further consent to the reference to our firm under the caption “Legal Matters” in the Registration Statement.

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This opinion is governed by and is to be construed in accordance with Bermuda law. Further, this opinion speaks as of its date and is strictly limited to the matters stated in it and we assume no obligation to review or update this opinion if applicable law or the existing acts or circumstances should change.

Yours faithfully

/s/ Appleby (Bermuda) Limited

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SCHEDULE

1.

The respective electronic extracts provided to us by the office of the Registrar of Companies each dated 23 June 2023 in respect of Brookfield Infrastructure Partners Limited, the general partner of the Partnership (BIPL), and the Partnership on their files maintained at office of the Registrar of Companies (collectively, the Company and Partnership Searches).

2.

The entries and filings shown in respect of BIPL and the Partnership in the Supreme Court Causes Book maintained at the Registry of the Supreme Court in Hamilton, Bermuda, as revealed by searches conducted on 23 June 2023 (Litigation Search).

3.

Certified copies of the following documents in respect of the Partnership: Certificate of Registration for a Partnership to be Registered as an Exempted Partnership and Limited Partnership dated 13 June 2007, Certificate of Deposit of Supplementary Certificate (Change of Name) dated 10 July 2007, Certificate of Deposit of Supplementary Certificate (Change of Registered Office) dated 8 December 2011, Amended and Restated Limited Partnership Agreement dated 16 February 2018, First Amendment to the Amended and Restated Limited Partnership Agreement dated 12 September 2018, Second Amendment to the Amended and Restated Limited Partnership Agreement dated 27 February 2020, Third Amendment to the Amended and Restated Limited Partnership Agreement dated 21 September 2020, Fourth Amendment to the Amended and Restated Limited Partnership Agreement dated 21 January 2021 and Fifth Amendment to the Amended and Restated Limited Partnership Agreement dated 24 May 2021 (Partnership Constitutional Documents).

4.

Certified copies of the Certificate of Incorporation, Memorandum of Association and Bye-Laws of BIPL (GP Constitutional Documents, together with the Partnership Constitutional Documents, Constitutional Documents).

5.	Copies of the minutes of a meeting of the board of Directors of BIPL held on 11 April 2023 (Resolutions).

6.	Certificates of Compliance each dated 23 June 2023 issued by the Registrar of Companies in respect of BIPL and the Partnership.

7.	An officer’s certificate signed by an officer of BIPL dated 23 June 2023, in its capacity as general partner of the Partnership (Officer’s Certificate).

8.	A secretary’s certificate signed by the secretary of BIPL dated 23 June 2023, in its capacity as general partner of the Partnership (Secretary’s Certificate).

9.	The Registration Statement.

10.	The Prospectus.

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